UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

Virginia Commerce Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5350 Lee Highway, Arlington, Virginia  22207
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  703.534.0700

N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see filing General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.          Submission of Matters to a Vote of Security Holders.

          The 2013 Annual Meeting of Stockholders of Virginia Commerce Bancorp, Inc. (the “Company”) was held on April 24, 2013, at which four proposals were submitted to the Company’s stockholders. The proposals are described in detail in the Company’s proxy statement for the 2013 Annual Meeting filed with the Securities and Exchange Commission on March 22, 2013. The final results for the votes regarding the proposals are set forth below.

          Proposal 1 – The Company’s stockholders elected 9 directors to serve for a one year period until the 2014 Annual Meeting of Stockholders and until their successors have been elected and qualified. The name of each director elected at the Annual Meeting, and the votes cast for such individuals, who constitute the entire Board of Directors of the Company following the meeting, are set forth below:

Name	For	Withheld	Broker Non-Votes
Leonard Adler	20,647,058	309,827	6,919,017
Michael G. Anzilotti	17,836,182	3,120,703	6,919,017
Thomas E. Burdette	20,701,443	255,442	6,919,017
Peter A. Converse	17,865,744	3,091,141	6,919,017
W. Douglas Fisher	20,494,989	461,896	6,919,017
David M. Guernsey	20,480,327	476,558	6,919,017
Kenneth R. Lehman	20,689,173	267,712	6,919,017
Norris E. Mitchell	20,683,064	273,821	6,919,017
Todd A. Stottlemyer	20,533,298	423,587	6,919,017

          Proposal 2 – The Company’s stockholders approved, in a non-binding advisory vote, the compensation of the Company’s executive officers. The votes regarding Proposal 2 were as follows:

For	Against	Abstentions	Broker Non-Votes
17,599,115	3,201,433	156,337	6,919,017

        Proposal 3 – The Company’s stockholders recommended, in a non-binding advisory vote, a frequency of every year for future advisory votes on the compensation of the Company’s executive officers. The votes regarding Proposal 3 were as follows:

1 Year	2 Years	3 Years	Abstentions
17,971,827	133,058	2,576,085	275,915

        Proposal 4 – The Company’s stockholders ratified the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for the fiscal year ending December 31, 2013.  The votes regarding Proposal 4 were as follows:

For	Against	Abstentions	Broker Non-Votes
27,665,871	67,305	142,726	N/A

                    No other matters were voted on at the meeting.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

		By:	/s/ Mark S. Merrill
Mark S. Merrill
Executive Vice President, Chief Financial Officer

Dated:	April 29, 2013